Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-297397

PROSPECTUS

HEALTHCARE TRIANGLE, INC.

28,000,000 Shares of Common Stock

This prospectus relates to the offer and resale by Hudson Global Ventures, LLC, or its assignees (the “Selling Stockholder”) of up to an aggregate of 28,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), of Healthcare Triangle, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”). The 28,000,000 shares of Common Stock registered under the registration statement of which this prospectus forms a part (the “Registration Statement”) consists of (i) up to 27,950,000 shares of Common Stock (the “ELOC Shares”) issued or issuable to the Selling Stockholder as a result of the Company directing the Selling Stockholder to purchase such shares from time to time pursuant to an Equity Purchase Agreement dated June 12, 2026 (the “ELOC Purchase Agreement”) and (ii) up to 50,000 shares issuable pursuant to a warrant issued to the Selling Stockholder as a commitment fee upon the execution of the ELOC Purchase Agreement (the “ELOC Warrant” and such shares underlying the ELOC Warrant, the “Exercise Shares”, and, together with the ELOC Shares, the “Securities”). The ELOC Warrant is exercisable for five years at any time after June 12, 2026 at an exercise price of $0.00001 per share.

The Selling Stockholder may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder. However, we may receive up to $50,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement. We provide more information about how the Selling Stockholder may sell its shares of Common Stock in the section of this prospectus entitled “Plan of Distribution.”

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the resale of their shares of common stock hereunder.

We will pay the expenses incurred in registering the Common Stock described in this prospectus, including legal and accounting fees. To the extent the Selling Stockholder decides to sell their shares of Common Stock we will not control or determine the price at which the shares are sold.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “HCTI”. On July 15, 2026, the closing price of our Common Stock on the Nasdaq Capital Market was $1.89 per share.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 15 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Currently, we are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company.”

The date of this prospectus is July 15, 2026.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with additional information or different information. We take no responsibility for and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell the securities described herein and only during the effectiveness of the registration statement of which this prospectus forms a part. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholder may offer from time to time up to 28,000,000 shares of Common Stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, unless the context otherwise requires, the terms “HCTI,” the “Company,” the “registrant,” “we,” “us,” “our,” “our company,” or “ours” refer to Healthcare Triangle, Inc. and its consolidated subsidiaries. Unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “$” or “USD” refer to US dollars and all references to “common stock” and “shares” refer to the Common Stock in our capital stock, unless otherwise indicated.

For investors outside the United States: Neither we nor the Selling Stockholder has done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Plan of Distribution” for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our research and development, our product development efforts, our ability to commercialize our product candidates, the activities of our licensees, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K.

The Company

Healthcare Triangle, Inc. (the “Company”) is a leading healthcare information technology company focused on advancing innovative, industry-transforming solutions in the areas of cloud services, data science, professional and managed services for the Healthcare and Life Sciences industry.

The Company was formed on October 29, 2019, as a Nevada corporation and then converted into a Delaware corporation on April 24, 2020, to provide IT and data services to the Healthcare and Life Sciences (“HCLS”) industry. The business commenced on January 1, 2020, after SecureKloud Technologies Inc, transferred its Life Sciences business to us.

We are a healthcare information technology company focused on advancing innovative industry-transforming solutions in the sectors of cloud services, data science, and professional and managed services for the Electronic Health Record (EHR), healthcare and life sciences industry.

Our approach leverages our proprietary technology platforms, extensive industry knowledge, and healthcare domain expertise to provide solutions and services that reinforce healthcare progress. Through our platform, solutions, and services, we support healthcare delivery organizations, healthcare insurance companies, pharmaceutical and life sciences, biotech companies, and medical device manufacturers in their efforts to improve data management, develop analytical insights into their operations, and deliver measurable clinical, financial, and operational improvements.

We offer a comprehensive suite of software, solutions, platforms and services that enables some of the world’s leading healthcare and pharma organizations to deliver personalized healthcare, precision medicine, advances in drug discovery, development and efficacy, collaborative research and development, respond to real world evidence, and accelerate their digital transformation. We combine our expertise in the healthcare technology domain, cloud technologies, DevOps and automation, data engineering, advanced analytics, AI/ML, Internet of things (“IoT”), security, compliance, and governance to deliver platforms and solutions that drive improved results in the complex workflows of life sciences, biotech, healthcare providers, and payers. Our differentiated solutions, enabled by intellectual property platforms provide advanced analytics, data science applications, and data aggregation in a secure, compliant and cost-effective manner to our customers. Our approach reinforces healthcare progress through advanced technology, extensive industry knowledge, and domain expertise.

Our deep expertise in healthcare allows us to reinforce our clients’ progress by accelerating their innovation. Our healthcare IT services include EHR and software implementation, optimization, extension to community partners, as well as application managed services, and backup and disaster recovery capabilities on public cloud. Our 24x7 managed services are used by hospitals and health systems, payers, life sciences, and biotech organizations in their effort to improve health outcomes and deliver deeper, more meaningful patient and consumer experiences. Through our services, our customers achieve return on investment in their technology by delivering measurable improvements. Combined with our software and solutions, our services provide clients with an end-to-end partnership for their technology innovation.

The Company is a born-on-the-cloud Premier Partner of AWS and an audited next generation MSP. We are a leading partner of Google Cloud and a Gold Cloud Partner of Microsoft Azure Cloud. HTI is currently one of the top tier Healthcare and Life Sciences competency partners of AWS among more than 130,000 partners in their global community of partners. The Company is also recognized as one of the top eight partners of Google Cloud Healthcare Interoperability Readiness Program. The Company has also established partnerships with Medical Information Technology, Inc. MEDITECH, Epic Systems, Splunk Inc., Snowflake Inc., Looker Inc. (acquired by Google), and other technology companies. The Company has several Fortune 500 clients in the Life Sciences industry and partners with many hospitals in their cloud transformation journey. We conduct our business directly with hospitals and other healthcare providers. Our Healthcare IT services include systems selection, EHR implementation, post-implementation support to manage EHRs, legacy support, optimization, training, and creation of efficient EHR systems, and improvement of clinical outcomes for hospitals.

We believe our principal competitive factors in our market include our technology capabilities, domain expertise, and on-demand customer support for companies to realize the benefits of modern cloud, data, and security architectures. There are several unique factors mentioned below that make HTI an attractive service provider for healthcare and Life Sciences companies:

●	Technology Platforms: our proprietary software platforms, CloudEz and DataEz, are leveraged by our healthcare and Life Sciences customers for cloud transformation, automation, data management, security and data governance, and clinical and non-clinical operations management. Our readabl.ai platform uses state-of-the-art public cloud artificial intelligence and machine learning to recognize and extract healthcare information from documents, faxes, and narrative reports.

●	Ziloy is an AI-powered mental wellness platform that delivers personalized mental health support through proprietary AI and GenAI-driven workflows. It provides guided self-care tools, insights, and tailored wellness programs to help individuals and organizations improve emotional well-being and build mental resilience.

●	Ezovion is a cloud-based hospital management platform that helps hospitals and clinics digitize their operations. It integrates patient records, appointments, billing, labs, pharmacy, EMR, teleconsultation, and analytics into a single system to improve operational efficiency and patient care. Built as a cloud-based SaaS platform, Ezovion enables connected healthcare with secure data exchange and intelligent insights for healthcare providers.

●	Technology Enabled Services: our ability to deliver world-class services in the areas of cloud technologies, data, AI/ML, security, compliance, governance and extend these capabilities with clinical and operational consultants that work across the healthcare industry to improve patient and consumer outcomes.

●	Expertise in Compliance: our compliance and validation experts enable us to implement Health Insurance Portability and Accountability Act (HIPAA) requirements in GxP regulated establishments; GxP encompasses a broad range of compliance-related activities such as Good Laboratory Practices (GLP), Good Clinical Practices (GCP), and Good Manufacturing Practices (GMP). HCTI’s technology platforms CloudEz and DataEz are HITRUST self-certified. HCTI also supports BAA (Business Associate Agreement) coverage for healthcare clients along with cloud providers and PCI-DSS standards.

●	Engagement and Flexibility: HCTI’s ability to achieve customer operational objectives through our design and commercialization of innovative solutions with an outcome-based approach and prompt feedback.

●	Team Members: our world-class team of certified cloud architects and our unique expertise in large global pharmaceutical and biotech organizations and other participants of the healthcare industry.

●	Personal Approach to Customers: our strong relationship management and deep understanding of customer requirements enable us to continuously drive innovation. Our delivery methodology and automation-based approach give us the ability to respond to our customers’ needs and requirements rapidly.

●	Partnership with Industry Leaders: our established relationships with healthcare and life sciences teams of the public cloud providers, including Amazon Web Services (“AWS”), Google Cloud, Microsoft Azure Cloud, and EHR vendors such as MEDITECH and EPIC Systems while engaging with our customers for overall success.

Our organizational capabilities and unique advantages also include solving data insights and data interoperability challenges for the HCLS industry with our domain knowledge and technology solutions. To accelerate healthcare providers’ adoption of cloud and next-generation technologies, we leverage our life sciences and medical device industry experience in cloud, data, IoT, AI/ML, security & compliance.

The majority of our revenue is generated by our full-time employees who provide Software Services and Managed Services and Support to our clients. Our Software Services include strategic advisory, implementation and development services, whereas Managed Services and Support include post implementation support and cloud hosting. Readabl.AI and Ezovion Healthcare Information Management Software are sold as our SaaS offerings on a subscription basis, which we expect will provide us with recurring revenues. We do not yet have enough information about our competition or customer acceptance of the proposed SaaS offerings to determine whether or not recurring subscription revenue will have a material impact on our revenue growth.

In January 2026, through our wholly-owned acquisition subsidiary, Teyame AI Holdings Inc., a Delaware corporation, we acquired all of the equity interests in Teyamé 360 S.L., a Spanish company (“Teyame”), and Datono Mediación S.L., a Spanish company (“Datono”). Teyame and Datono operate together as an integrated platform providing AI-powered omnichannel customer experience, marketing, and financial/insurance distribution services.

Market

Our target markets are healthcare delivery organizations (e.g., hospitals, clinics, physician practices, and other healthcare providers) and Life Sciences organizations (e.g., pharmaceutical and biotech companies). These target markets are large and rapidly expanding, and the opportunity before us is substantial as data increasingly becomes more critical to successful clinical quality improvement and outcomes, financial performance, drug discoveries, and the ever important need to ensure a positive patient and consumer experience.

The US healthcare cloud transformation services market is expected to grow to $35.8 billion by 2034 with 11.5% CAGR during the period 2026 to 2034 as per IMARC Group (1). SkyQuest business report estimates that the global market for healthcare data science and analytics will be $266.03 billion by 2034 with a CAGR of 25.6% (2). The US healthcare IT services market is estimated to be $388.99 billion by 2030 with a CAGR 15.46% as per Grand View Research (3). The artificial intelligence in the healthcare market valued $ 317.1 billion in 2032 with a CAGR of 37.1% as per Global Market Insights (4).

Based on the market trends in cloud transformation, healthcare data science and analytics, healthcare IT services, and medical document management, we believe our CloudEz, DataEz, Readabl.AI, Ziloy.AI and Ezovion platforms are well positioned to capture significant market opportunities. As customers increasingly adopt digital technologies, AI powered analytics, digital health solutions, Hospital Information Management Systems (HIMS), and digital mental wellness platforms, the acceleration toward digital health provides opportunities for Healthcare technology companies like HTI to transform the Healthcare and Life Sciences industry, creating substantial opportunities for innovative, scalable digital and cost-effective health solutions.

We believe the industry challenges and market dynamics described below are transforming the way data and analytics are used by healthcare organizations and provide us with a significant opportunity.

(1)	https://www.imarcgroup.com/united-states-healthcare-cloud-computing-market
(2)	https://www.skyquestt.com/report/healthcare-analytics-market
(3)	https://www.grandviewresearch.com/industry-analysis/us-healthcare-it-software-market-report
(4)	https://www.gminsights.com/industry-analysis/healthcare-artificial-intelligence-market

Challenges Associated With Increasing Complexity Of Healthcare Data

Across the healthcare landscape, a significant amount of data is being created every day, driven by patient care, payment systems, regulatory compliance, and recordkeeping. This includes information within patient health records, clinical trials, pharmacy benefit programs, imaging systems, sensors, and monitoring platforms, laboratory results, patient-reported information, hospital, and physician performance programs, and billing and payment processing.

The U.S. healthcare system has invested billions of dollars to collect vast amounts of detailed information in digital format. Examples of major areas of investment include electronic transactional systems that digitize clinical information (e.g., EHR systems, pharmacy, laboratory, imaging, patient satisfaction, and healthcare information exchanges), financial information (e.g., general ledger, costing, and billing), and operational information (e.g., supply chain, human resources, time and attendance, IT support, and patient engagement). Wearables and sensors drive personalized health data for continuous monitoring of patients through daily activity logs, biometric sensors, fall sensors, social activity sensors, etc. These wearables and sensors result in a proliferation of healthcare data that also includes socioeconomic, genomic, and remote patient monitoring information. Collecting, storing, and using healthcare data is complicated by the breadth and depth of disparate sources, the multitude of formats, and increasing regulatory requirements.

The data is vital for life sciences and pharmaceutical industries; however, traditional and current data platforms are not equipped to meet this surge or the analytic demands. Today, the data platform is expected to stay relevant for at least 15 years, be able to democratize the data, and still be secure and compliant. Data and analytics in healthcare is transforming the way illnesses are identified and treated, improving quality of life and avoiding preventable deaths.

We believe our DataEz platform addresses these challenges. DataEz is a cloud-based data pipeline platform that helps to enable personal healthcare data management, analytics, and data science capabilities for large life sciences, pharmaceutical, and healthcare organizations. It integrates with a larger variety of data sources to ingest, process, store, analyze, and gain insights from the data. By leveraging the real-world evidence data and the ability to diagnose through advanced predictive modelling, AI/ML makes the process simpler and less expensive. Life sciences industries will require a secure, privacy-compliant, and future-proof data platform as a foundation for large-scale genomics collaborations and for efforts to analyze archived data, including privacy-protected data. This means most organizations will turn into data organizations and will aggressively leverage data as a core asset to drive innovation in their businesses.

Challenges Due To Lack Of Coordination And Interoperability

The healthcare industry is fragmented and inefficient, with different legacy health insurers, hospital systems, provider groups, and pharmacy networks each possessing distinct incentive structures—some or all of which may diverge from consumers’ interests. Even as consumer demand for greater coordination grows, inflexible and disparate legacy technological systems present a significant barrier to meeting consumers’ wants and needs.

After decades of investing in EHR technology, the state of interoperability is insufficient and inhibits care coordination, health data exchange, clinical efficiency, and the quality of care provided to patients. Given that the EHR is the principal electronic interface used today at the point of care, the path to improved data-driven decision support will require integration between EHR systems and other data and analytics providers. Incidentally, the U.S. Healthcare system is in the midst of an “open data wave,” with an increasing focus on, and demand for, patient data interoperability. Additionally, recent laws and regulations, such as the 21st Century Cures Act, promote and prioritize interoperability and the free exchange of health information. The federal government’s new regulations aim to help patients gain better control of their health data via smartphone apps, interoperability is expected to increase between providers, payers, and healthcare technology companies.

We believe our Healthcare Interoperability solutions and proprietary platforms drive resilient interoperable health infrastructure as a catalyst for delivering better care and reducing costs. We participate in Google Cloud’s Healthcare Interoperability Readiness Program, which aims to help free up patient data and make it more accessible across the continuum of care, as well as set up organizations for long-term success with more modern, interoperable API-first architectures. We help healthcare providers understand their current interoperability maturity levels and map out a stepwise journey to enable interoperability. For example, our Readabl.AI is a Google Cloud-based AI/ML platform to ingest documents, which provides OCR (optical character recognition) capabilities with Natural Language Processing where the patient information is extracted and matched/validated with healthcare providers’ EHR system via FHIR (Fast Healthcare Interoperability Resources) API.

Our Technology And Services

We offer two proprietary software platforms, CloudEz and DataEz, for cloud transformation, automation, data management, security and data governance, and clinical and non-clinical operations management. The platforms are composed of individual, proprietary technology toolsets and deep data assets that can be rapidly configured to empower the operationalization of large-scale, data-driven healthcare initiatives. The platforms enable healthcare organizations to implement highly sophisticated value-based initiatives on a very large scale. At the core of value-based initiatives is the need to aggregate and analyze data, garner meaningful insight from the results, and use these insights to drive material change to outcomes and economics. The platforms address these needs through their major competencies: (i) large-scale data connectivity, integration, and validation capabilities, (ii) advanced predictive analytics and high-speed computing, (iii) toolsets to translate resulting insights into real-world impact, and (iv) purpose-built data visualization and reporting.

CloudEz Technology Platform

CloudEz is an enterprise multi-cloud transformation and management platform that enables customers to manage their cloud infrastructure across private, hybrid, and public cloud infrastructures from providers such as AWS, Microsoft Azure, and Google Cloud. CloudEz offers cloud services to highly regulated industries, including healthcare, Life Sciences, and pharma and biotech organizations, in their cloud transformation journey. It leverages a library of infrastructure and application code developed ‘in-house’ to deliver infrastructure services that are secure and compliant. CloudEz also delivers an automated infrastructure compliance framework that facilitates our customers in being continuously compliant with regulatory requirements.

Implementing a secured cloud that requires continuous adherence of GxP / HIPAA compliance across a number of business units that individually span over a number of different vendors is the biggest challenge across all regulatory specific industries, such as pharma and healthcare. An automation framework that offers secure, continuous GxP / HIPAA compliance for pharmaceutical and healthcare businesses is required for faster deployment of business applications.

CloudEz platform has several security controls including identity & access management, cloud security & governance, data security, security information & event management, network and application security.

DataEz Technology Platform

Managing a data and data analytics platform is cumbersome with numerous moving components and current best practices that are prone to over-complication. The implemented architecture of some competing solutions is typically not scalable or does not allow workload flexibility. Reengineering such massive ecosystems is neither cost-effective nor practical for enterprises that want to focus on maintaining their market position. Additionally, and more importantly, when enterprise IT teams want to build their Data Lakes, centralized repository that store data, on the cloud, they must deal with overwhelming complexities – from choosing the right cloud provider that addresses their needs and ensures necessary government regulatory security and compliances are met to continuously managing a cost-effective infrastructure.

HTI brings together large-scale datasets, expansive connectivity, robust technology infrastructure, and industry-leading subject matter expertise. The capabilities of the HTI platforms enable both the efficient determination of highly meaningful insights and the reliable achievement of meaningful impact in the quality and economics of healthcare.

DataEz is a cloud-based data analytics and data science platform purpose-built for the data analytics and data science requirements of large Life Sciences/pharmaceutical and healthcare provider organizations. This platform enables our healthcare customers to ingest, securely analyze, and transform data from disparate sources to gain operational, financial, and clinical insights. DataEz is a fully secured and compliant platform that meets the regulatory requirements and we offer this as a solution and Software as a Service (SaaS) subscription model for Life Sciences and healthcare provider customers.

Combinations of all proprietary technology toolsets are configured to quickly empower highly differentiated solutions for customer needs in a highly scalable fashion. The flexibility of the platform’s modular design enables customers to integrate the capabilities of the platform with their own internal capabilities or other third-party solutions. The platforms bring to the marketplace a highly extensible, national-scale capability to interconnect with the healthcare ecosystem on a massive scale. This enables healthcare organizations to aggregate and analyze data in petabyte volumes, arrive at sophisticated insights in real-time, drive meaningful impact, and intuitively visualize data and information to inform business strategy and execution.

DataEz platform includes the advanced analytics capability for data scientists and analysts to rapidly spin up secure analytics workbenches. Analytics workbench enables agile analytics, by providing capabilities of data discovery, model building, model management, model consumption, visualization, and workflow management in an integrated platform to accelerate the data science life cycle using AI/ML algorithms as well as data analytics at scale.

DataEz Platform Architecture

DataEz platform architecture is composed of various stages of data pipeline management including ingestion, quarantine, pre-curated, data curated, analytics/data warehouse, visualization/data warehouse and visualization/data science.

DataEz: Data Lake Management, Analytics & Data Science platform architecture diagram

Readabl.AI

Despite significant investments in electronic health records, paper-based and other forms of unstructured data such as faxes and clinical reports continue to be widely used to share patient information. Many healthcare providers still rely on legacy communication methods, which creates challenges in efficiently managing, processing, and integrating clinical data. This ongoing reliance on unstructured and paper-based information highlights the need for advanced digital solutions that can accurately capture, interpret, and integrate medical data into modern healthcare systems.

Healthcare organizations demand an advanced automation solution to easily convert paper-based unstructured data into meaningful information for patient care. Readabl.AI uses state-of-the-art public cloud artificial intelligence and machine learning to recognize and extract healthcare information from documents, faxes, and narrative reports. Including Readabl.AI in customer organization’s workflow improves patient care and clinical efficiencies while maintaining security & confidentiality. Readabl.AI ensures that the necessary health information is available for patient care with reduced labor requirements and faster processing.

Readabl.AI is offered as a solution on public cloud marketplaces such as Google Cloud marketplace and is commercially available on a Software-as-a-Service (SaaS) subscription model.

Ziloy.AI

Ziloy.AI, HTI’s AI-powered mental wellness platform, is designed to support emotional well-being through personalized digital care. Leveraging proprietary artificial intelligence and generative AI technologies, the platform delivers integrative and personalized mental wellness programs through proprietary treatment algorithms, self-care tools, and data-driven insights. Ziloy.AI is intended to support individuals and organizations in improving mental health outcomes by providing scalable, accessible, and proactive mental wellness solutions through a secure digital platform.

The platform adopts a multidisciplinary and integrative treatment approach that combines modern Ayurvedic psychiatry, clinical psychology, psychotherapy, nutrition guidance, and therapeutic practices such as yoga and mindfulness to address both symptoms and underlying root causes of mental health conditions. Personalized treatment algorithms are developed by the clinical teams and may include therapy sessions, lifestyle interventions, digital self-care tools, and ongoing progress monitoring delivered through a secure, cloud-based environment. This technology-enabled model is designed to expand access to mental health care while supporting improved patient outcomes and long-term emotional well-being.

Ezovion Healthcare Information Management Systems (HIMS)

Ezovion is HTI’s cloud-based Healthcare Information Management System (HIMS) designed to help hospitals, clinics, and healthcare providers digitize their clinical, administrative, and financial operations through an integrated platform. The system supports patient registration, appointment management, electronic health records (EHR), laboratory and pharmacy management, billing, inventory, and revenue cycle management through an integrated workflow. Ezovion also provides capabilities such as telehealth, analytics, patient engagement tools, and interoperability standards to enable secure data exchange across healthcare systems. The platform is designed to improve operational efficiency, streamline clinical workflows, and support data-driven decision-making for healthcare providers.

The platform is modular and scalable that can be deployed across hospitals, specialty clinics, diagnostic centers, and multi-facility healthcare networks. The system supports interoperability with third-party healthcare applications and medical devices and is built on a secure cloud-based architecture that enables centralized data management, reporting, and analytics. By integrating clinical, operational, and financial information into a unified digital environment, Ezovion enables healthcare organizations to enhance care coordination, improve regulatory compliance, and optimize operational performance.

Cloud IT Services

Cloud IT is a service that we provide that incorporates several of our existing technological platforms. Below are several of the benefits of our Cloud IT service:

1.	Multi-Cloud Advisory: Our certified public cloud architects and engineers are highly experienced and successful in providing end-to-end cloud advisory and deployment services. Our expert team of cloud certified professionals develops and deploys complex applications onto public, private, and hybrid clouds. In addition, we have a proven track record of migrating various IT infrastructures into cloud technologies, enabling healthcare organizations to attain their business goals. We help our customers analyze and identify suitable cloud options for their IT enterprise by clearly defining strategies of the cloud and the roadmap for its transformation. Our experts create secure, scalable, innovative, and robust cloud solutions that address the requirements of healthcare organizations by performing a detailed evaluation of technical compatibility and business objectives.

2.	DevOps as a Service: Cloud DevOps, often also referred to as DevSecOps given the criticality of security of the cloud, is the IT methodology through which enterprises migrate and manage their platforms and solutions in a continuous fashion on the cloud. Healthcare enterprise IT leadership can rely on HTI’s turnkey managed services, strategic advisory services, proven methodology, automation capabilities, and expertise to steadily migrate their IT assets to the cloud.

3.	Cloud Security Operations Centre (SOC): CloudEz comes with advanced AI/ML-enabled alerts and monitoring services over and across the enterprise cloud environment. By implementing automated BOTs, our operations center ensures our clients have a de-risked cloud environment by ensuring continuous security and regulatory compliance.

4.	Healthcare Cloud Backup and Disaster Recovery (BU/DR): Our cloud disaster recovery solution is a fully managed infrastructure solution that enables hospitals to host their DR instances on public cloud platforms such as AWS. Our solution specifically serves the MEDITECH market today. MEDITECH BU/DR solution will soon be available on AWS marketplace for healthcare customers.

5.	Ransomware Protection: We are taking a proactive role in educating and equipping rural hospitals, community hospitals, and large health systems with critical resources for improving their preparedness, prevention, detection, response, and recovery from ransomware incidents. Our service offerings include risk assessment, recommendations for most effective tools and processes, continuous monitoring of systems and backup and recovery plan.

Healthcare IT Services

Healthcare IT is a separate service we provide primarily to hospitals and healthcare centers. Our healthcare IT services are utilized by 100+ hospitals across the US. These services include EHR implementation and optimization, managed services, interoperability, data assessments and tools, and clinical and training consulting to improve clinical outcomes and the patient experience.

●	EHR Implementation and Optimization: HCTI is among one of the few MEDITECH READY-certified implementation partners for MEDITECH, a leading EHR system vendor. This READY certification from MEDITECH enables HCTI to provide hospital clients with their EHR implementations. We have worked with hundreds of MEDITECH customers and successfully implemented and optimized the MEDITECH platform. Additionally, HCTI is one of 15 partners (out of 200 total firms tracked by Epic Systems, Inc., a leading EHR system vendor) that works with Epic on a regular basis to discuss synergies and client performances. Our implementation solution set specifically addresses mergers and acquisitions as well as community technology extensions. We have successfully enabled over 600 community physicians in over 100 locations through our community technology deployment services.

●	EHR Managed Services: Our end-to-end EHR managed services cover hospital-wide IT support including Tier 2/Tier 3 support, technical support, report writing, on-demand application support, Community Connect, and acquisition services. HCTI addresses healthcare organizations’ growing frustrations, inefficiencies, and high provider turnover in the healthcare communities through training and support to prevent loss of additional clinical resources, downturns in patient service volume, and loss of significant revenue. HCTI’s Epic team offers a monthly support plan that provides comprehensive flexibility. It gives “flex support” for clients, allowing for the division of necessary work hours across different Epic resources and applications. Since the pandemic started, more hospitals and health systems are slowly making the transition to cloud platforms to host their EHRs and information systems to offer real-time data insights and more storage solutions. HCTI sees this as an opportunity to provide EHR-as-a-service capabilities in real-time for hospitals on public cloud platforms.

●	Interoperability Assessments and Services: HCTI is recognized as one of the top eight partners of the Google Cloud Healthcare Interoperability Readiness Program. Our services enable health systems to understand their readiness to meet CURES act requirements and develop and execute a roadmap across technology platforms utilizing HL7’s (Health Level Seven International provides standards and solutions to empower global health data interoperability) and FHIR (Fast Healthcare Interoperability Resources) standards.

●	Data Assessment and Toolsets: healthcare clients also approach us to build two-way data applications for quick and seamless communication with patients and to perform predictive analytics based on prior outcomes and readings from monitoring devices. We offer self-cataloguing data lakes and automated data quality check solutions. These cutting-edge solutions consist of a public cloud-based data lake where the data from various devices and sensors are ingested and stored through automated provisioning, and a scalable dashboard that is capable of monitoring hundreds of thousands of patients at a time based on the cloud-stored data.

●	Clinical and Training Consulting: HCTI also provides clinical and operational consultants to healthcare organizations to support the improvement of their business, clinical, and patient outcomes and experience.

Teyame and Datono Customer Experience Platform:

Teyame and Datono operate together as an integrated platform providing AI-powered omnichannel customer experience, marketing, and financial/insurance distribution services.

Teyame leverages its technology solutions to provide customer engagement services that combine artificial intelligence, telemarketing, and contact center operations to support customer acquisition, retention, and service. Its platform enables enterprises particularly in financial services, insurance, and healthcare to manage end-to-end customer interactions across multiple channels.

Datono complements this platform as an insurance brokerage entity, facilitating the marketing and sales of insurance products. Together, the companies form a vertically integrated model combining customer acquisition technology with distribution capabilities, particularly in regulated sectors such as insurance.

Corporate Information

Our principal executive office is located at 7901 Stoneridge Drive, Suite 210, Pleasanton, CA 94588, while our satellite lease office is located at 666 Plainsboro Road, Suite 448, Plainsboro, NJ 08536. Our telephone number is (925) 270-4812. Our website address is https://www.healthcaretriangle.com/. The information on our website or that may be accessed by links on our website is not incorporated by reference into this prospectus. We make available, free of charge and through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to any such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after they are electronically filed with or furnished to the U.S. Securities and Exchange Commission.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted by SEC rules and plan to rely on exemptions from certain disclosure requirements that are applicable to other SEC-registered public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the SOX, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Recent Developments

Issuance of Convertible Notes. On June 12, 2026, we completed a private placement offering (the “Note Offering”) of 15% original issue discount senior convertible promissory notes (the “Notes”) in the aggregate principal amount of $4.235 million for aggregate gross proceeds of approximately $3.6 million, before deducting placement agent fees and other related offering expenses. The Notes were issued pursuant to a Securities Purchase Agreement, dated as of June 12, 2026 (the “Securities Purchase Agreement”), by and among the Company and the purchasers party thereto.

ELOC Transaction. On June 12, 2026, the Company entered into an ELOC Purchase Agreement, which is described herein.

Platform Development Agreement. On April 7, 2026, we, entered into a Platform Development Agreement (the “PDA”) with SecureKloud Technologies Limited, an Indian corporation (“SKL”), as lead contractor, and Blockedge Technologies Inc., a subsidiary of SKL (“Blockedge”), as sub-contractor. The PDA is made effective as of March 31, 2026. The PDA supplements and amends the Company’s master services agreements dated April 1, 2023 and January 1, 2025 (collectively, the “MSAs”), and except as expressly stated in the PDA, the terms and conditions of the MSAs remain in full force and effect.

Registered Direct Offering. On February 27, 2026, we completed a registered direct offering of (A) an aggregate of 421,553 shares of Common Stock at an offering price of $5.81 per share, and (B) 260,000 pre-funded warrants at an offering price of $5.80999 for aggregate gross proceeds of approximately $3.95 million.

Reverse Stock Split. On February 10, 2026, we effected a one-for-sixty (1:60) reverse stock split of all issued and outstanding shares of Common Stock.

Teyame Acquisition. On January 22, 2026, we, entered into a Share Purchase Agreement (the “Share Purchase Agreement”) as amended on June 25, 2026, by and among (i) Teyame AI Holdings Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Buyer”), (ii) the Company, (iii) Teyame AI LLC, a St Kitts and Nevis corporation (the “Intermediary Seller”), (iv) CH 109, S.L., a company incorporated in Spain (“CH 109”), and (v) Ivan Montero Rebato and Maria Luisa Sanchez Fernandez (together with CH 109, S.L., the “Original Sellers”).

The Share Purchase Agreement provided for the acquisition by Buyer from the Intermediary Seller of all of the outstanding equity interests of (a) Teyamé 360 S.L. (represented by 110,302 shares/participaciones sociales) and (b) Datono Mediación S.L. (represented by 3,006 shares/participaciones sociales), each a Spanish company (collectively, the “Acquired Companies”). The Share Purchase Agreement provided that the closing of the transactions contemplated thereby occurred on January 29, 2026, and that the transactions are deemed effective as of 12:01 a.m. Eastern Time on January 1, 2026.

The aggregate purchase price for the Acquired Companies is up to $50.0 million, subject to the terms and conditions set forth in the Share Purchase Agreement. The consideration consists of a cash component and equity component, with an additional earnout component payable in the Company’s preferred stock upon achievement of specified post-closing performance targets. The cash consideration includes: (i) $3.0 million previously paid pursuant to an advance agreement dated December 3, 2025, (ii) $6.0 million payable on or before January 29, 2026, (iii) $3.0 million payable on April 29, 2026, and (iv) $3.0 million payable on the earlier of the Intermediary Seller obtaining certain VAT clearances and change-of-control waivers with respect to bank accounts and insurance policies of the Acquired Companies, or six months from the date of the Share Purchase Agreement (but in no event prior to April 29, 2026).

The equity consideration includes (a) restricted shares of the Company’s common stock with an agreed value of $12.0 million and (b) a series of the Company’s preferred stock with an agreed value of $18.0 million that is convertible at the option of the Company into 7,743,687 shares of Common Stock. The preferred stock is not convertible into common stock until applicable shareholder approval is obtained as contemplated by the Share Purchase Agreement.

The Share Purchase Agreement also provides for an earnout payable in the Company’s preferred stock to certain key management employees of the Acquired Companies, with an aggregate value of up to $5.0 million, subject to achievement of specified annual targets as outlined in the Share Purchase Agreement.

The Offering

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholder of up to 28,000,000 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Shares of Common Stock offered by the Selling Stockholder	28,000,000 shares of Common Stock.

Common stock to be outstanding after this offering(1)	30,027,783 shares of Common Stock, assuming the issuance of all of the ELOC Shares and the full exercise of the ELOC Warrant.

Use of Proceeds

The Selling Stockholder will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus.

We may receive up to $50,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement in connection with sales of our shares of Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the ELOC Purchase Agreement after the date of this prospectus. We intend to use the proceeds from the sale of our shares of Common Stock to the Selling Stockholder for general corporate purposes, which may include covering capital, operating and/or research and development expenses, and the purchase price associated with future acquisitions. Our management will have broad discretion over the use of proceeds from the sale of our shares of Common Stock under the ELOC Purchase Agreement.

See “Use of Proceeds.”

Plan of Distribution	The Selling Stockholder named in this prospectus, or its pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholder may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 15 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “HCTI.”

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 2,027,783 shares of Common Stock outstanding as of July 8, 2026, and excludes, as of such date:

●	24,765 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price equal to $509.05 per share; and

●	1,071 shares of Common Stock issuable upon the exercise of B-series Preferred Shares; and

●	9,718,373 shares of Common Stock issuable as purchase consideration towards acquisition of Teyame (see Recent Developments section for details).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, together with the other information set forth in this prospectus, the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Resale of the ELOC Shares and the Exercise Shares

The sale or issuance of our common stock to Selling Stockholder may cause dilution and the sale of the shares of common stock acquired by the Selling Stockholder or the perception that such sales may occur, could cause the price of our common stock to decrease.

On June 12, 2026, we entered into the ELOC Purchase Agreement, pursuant to which the Selling Stockholder has committed to purchase up to $50.0 million of our Common Stock. Upon the execution of the ELOC Purchase Agreement, we issued the ELOC Warrant to purchase 50,000 shares of Common Stock at an exercise price of $0.00001 per share as a fee for its commitment to purchase shares of our common stock under the ELOC Purchase Agreement. The shares of our common stock that may be issued under the ELOC Purchase Agreement may be sold by us to the Selling Stockholder at our sole discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the ELOC Purchase Agreement. The purchase price for the shares that we may sell to the Selling Stockholder under the ELOC Purchase Agreement will fluctuate based on the trading price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to the Selling Stockholder. Additional sales of our common stock, if any, to the Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the ELOC Purchase Agreement. If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices, and the sale of the shares of common stock acquired by the Selling Stockholder could cause the price of our common stock to decline.

Pursuant to the ELOC Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell ELOC Shares pursuant to the ELOC Purchase Agreement, after the Selling Stockholder has acquired such shares, it may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. Further, the sale of a substantial number of shares of our common stock by the Selling Stockholder, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our management will have broad discretion over the use of the net proceeds from our sale of ELOC Shares, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of ELOC Shares, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may issue additional equity or equity-linked securities in the future, which may result in additional dilution to you.

We may require additional capital in the future for new strategic initiatives and ongoing operations. To the extent that we raise additional capital by issuing equity securities, including securities exercisable for or convertible into shares of our Common Stock, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder.

USE OF PROCEEDS

The Selling Stockholder will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus.

We may receive up to $50,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement in connection with sales of our shares of Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the ELOC Purchase Agreement after the date of this prospectus. We intend to use the proceeds from the sale of our shares of Common Stock to the Selling Stockholder for general corporate purposes, which may include covering capital, operating, and/or research and development expenses, and the purchase price associated with future acquisitions. Our management will have broad discretion over the use of proceeds from the sale of our shares of Common Stock under the ELOC Purchase Agreement.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholder pursuant to this prospectus. Other than registration expenses, the Selling Stockholder will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

SELLING STOCKHOLDER

The Selling Stockholder may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the Selling Stockholder in this prospectus, we refer to the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold the Selling Stockholder’s interest in the shares of Common Stock after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Stockholder concerning the shares of Common Stock that may be offered from time to time by the Selling Stockholder pursuant to this prospectus. The Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock or other Company securities after the date on which they provided us with information regarding such securities. Moreover, the shares of Common Stock identified below include only the shares being registered for resale and may not incorporate all shares of Common Stock or other securities of the Company deemed to be beneficially held by the Selling Stockholder. The number of shares of Common Stock beneficially owned by the Selling Stockholder is determined under rules promulgated by the SEC.

Any changed or new information given to us by the Selling Stockholder, including regarding the identity of, and the securities held by, the Selling Stockholder, will be set forth in a prospectus supplement or amendments to the Registration Statement, if and when necessary. The Selling Stockholder may sell all, some or none of the shares of Common Stock in this offering. See the section of this prospectus entitled “Plan of Distribution” for more information.

Other than as described below or elsewhere in this prospectus, the Selling Stockholder does not have any material relationship with us or any of our predecessors or affiliates.

Name of Selling Stockholder	Number of Shares Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering(1)	Percent of Shares Owned After Offering(1)(3)

Hudson Global Ventures, LLC(2)	0	28,000,000	0	0%

(1)	Assumes that all Securities offered by them under this prospectus are sold.

(2)	The principal business address for the Selling Stockholder is 1 Linden Place, Suite 210, Great Neck, NY 11021. Seth Ahdoot and Soheil Ahdoot have voting and dispositive power over the shares owned by the Selling Stockholder

(3)	Applicable percentage ownership is based on 2,027,783 shares of Common Stock issued and outstanding as of July 8, 2026. The ELOC Purchase Agreement contains limitations that prevent the Selling Stockholder from purchasing shares that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99% of all of the Common Stock outstanding at such time. This limitation does not prevent the Selling Stockholder from selling shares acquired under the ELOC Purchase Agreement and thereafter acquiring additional shares, subject in each case to the terms and conditions of the ELOC Purchase Agreement.

THE ELOC PURCHASE AGREEMENT

On June 12, 2026, we entered into the ELOC Purchase Agreement with the Selling Stockholder, pursuant to which we have the right, but not the obligation, to direct the Selling Stockholder to purchase up to $50,000,000 in ELOC Shares upon satisfaction of certain terms and conditions contained in the ELOC Purchase Agreement. Such sales of our Common Stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion over the approximately 36-month period commencing on the date of execution of the ELOC Purchase Agreement, provided that certain conditions set forth below and in the ELOC Purchase Agreement are satisfied.

The Selling Stockholder has no right to require any sales by us, but the Selling Stockholder is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for ELOC Shares under the ELOC Purchase Agreement. Actual sales of ELOC Shares to the Selling Stockholder from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the ELOC Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell ELOC Shares to Selling Stockholder, our ability to meet the conditions of the ELOC Purchase Agreement, and the other limitations, terms and conditions of the ELOC Purchase Agreement and any impacts of the Beneficial Ownership Limitation.

The ELOC Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

Purchase of ELOC Shares

Under the ELOC Purchase Agreement, after the satisfaction of certain conditions, we have the right to deliver a Put Notice to the Selling Stockholder that directs the Selling Stockholder to purchase an amount of ELOC Shares in an amount totaling at least $25,000 but not exceeding the lesser of (i) $2,500,000 or (ii) 200% of the average daily trading volume of the Common Stock during the three trading days immediately before the date of the Put Notice.

The purchase price to be paid by the Selling Stockholder for the ELOC Shares included in a Put Notice will be the lesser of (i) ninety four percent (94%) of the average of the three lowest traded prices of the Company’s Common Stock during the five trading days immediately preceding the date of the Put Notice and (ii) ninety four percent (94%) of the lowest traded price of the Company’s Common Stock during the Valuation Period.

Consideration

As consideration for the Selling Stockholder’s execution and delivery of the ELOC Purchase Agreement, we agreed to issue to the Selling Stockholder certain common stock purchase warrant for the purchase of 50,000 shares of the Common Stock at an exercise price of $0.00001 per share, subject to adjustment. We are registering the Exercise Shares upon exercise of the ELOC Warrant under the Registration Statement. The Selling Stockholder may exercise the ELOC Warrant during the period commencing on June 12, 2026 and ending on 5:00 p.m. eastern standard time on the date that is five (5) years after June 12, 2026.

Conditions to Delivery of Advance Notices

Our ability to deliver Put Notices under the ELOC Purchase Agreement is subject to the satisfaction of certain conditions, including, among other things, the following:

●	The Registration Statement, and any amendment or supplement thereto, must remain effective for the resale by the Selling Stockholder of the ELOC Shares and Exercise Shares at prevailing market prices and (i) neither the Company nor the Selling Stockholder shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) there must not be any other suspension of the use of, or withdrawal of the effectiveness of, the Registration Statement or related prospectus.

●	The representations and warranties of the Company must be true and correct in all material respects as of the date of the ELOC Purchase Agreement and as of the date of each closing on Put Shares under the ELOC Purchase Agreement (except for representations and warranties specifically made as of a particular date).

●	The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the ELOC Purchase Agreement to be performed, satisfied or complied with by the Company, including but not limited to the delivery of the Put Shares in accordance with the ELOC Purchase Agreement.

●	There must not be a statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the ELOC Purchase Agreement, or any proceeding that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the ELOC Purchase Agreement.

●	There must not be an event that had or is reasonably likely to have a material adverse effect on the Company since the date the Company filed its most recent report with the SEC.

●	Trading of the Common Stock must not have been suspended by the SEC, Nasdaq, or FINRA, or otherwise halted for any reason, and the Common Stock must not have been delisted from Nasdaq. In the event of a suspension, delisting, or halting for any reason, of the trading of the Common Stock.

●	The number of Put Shares to be purchased by the Selling Stockholder, combined with the number of shares of Common Stock then owned by the Selling Stockholder, must not exceed the Beneficial Ownership Limitation.

●	The Common Stock must not be deemed a “penny stock” as defined in SEC Rule 240.3a51-1.

●	The Company must not know of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective.

●	The issuance of the Put Shares must not violate the stockholder approval requirements of Nasdaq.

●	On the date of delivery of each Put Notice, the Selling Stockholder must have received a closing certificate executed by an executive officer of the Company stating that all conditions to such closing have been satisfied as of the date of the certificate.

●	The Common Stock must be eligible for Deposit Withdrawal At Custodian and not subject to a “DTC chill.”

●	All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act must have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

●	The Company must have reserved the Required Minimum (as defined in the ELOC Purchase Agreement) for the Selling Stockholder’s benefit under the ELOC Purchase Agreement and the Company must have satisfied the reserve requirements with respect to all other contracts between the Company and the Selling Stockholder.

●	The lowest traded price of the Common Stock in the ten (10) trading days immediately preceding the respective Put Date must exceed $0.01 per share.

●	Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors must not have been instituted by or against the Company or any subsidiary of the Company, and the Company must not have knowledge of any event more likely than not to have the effect of causing such a proceeding to arise.

If the Company fails to cause the Company’s transfer agent to deliver to the Selling Stockholder the respective ELOC Shares in accordance with the provisions of the ELOC Purchase Agreement, and if after such date the Selling Stockholder is required by its broker to purchase (in an open market transaction or otherwise) or the Selling Stockholder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Selling Stockholder of the respective ELOC Shares which the Selling Stockholder anticipated receiving upon receipt of the respective Put Notice (a “Buy-In”), then the Company shall pay in cash to the Selling Stockholder, within one (1) Business Day of Selling Stockholder’s request, the amount, if any, by which (x) the Selling Stockholder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the number of ELOC Shares that the Company was required to deliver to the Selling Stockholder in connection with the respective Put Notice times (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Selling Stockholder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to such ELOC Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, the Company shall be required to pay $1,000 to the Selling Stockholder. The Selling Stockholder shall provide the Company written notice indicating the amounts payable to the Selling Stockholder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit an Investor’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ELOC Shares as required pursuant to the terms hereof.

Limitation on Sales

At any given time of any sale by us to the Selling Stockholder, we may not sell, and the Selling Stockholder may not purchase, ELOC Shares that would result in the Selling Stockholder beneficially owning more than the 4.99% Beneficial Ownership Limitation. Additionally, the Company must obtain stockholder approval to issue an aggregate number of shares of Common Stock to the Selling Stockholder, under the ELOC Purchase Agreement, in excess of 405,353 shares of Common Stock. For purposes of the foregoing, and the Beneficial Ownership Limitation, the Exercise Shares will be aggregated with the ELOC Shares.

Registration of Shares

Under the ELOC Purchase Agreement we also agreed to abide by the terms of the Registration Rights Agreement. Under the Registration Rights Agreement, we are obligated to file with the SEC a registration statement for the resale by the Selling Stockholder of the ELOC Shares and the Exercise Shares within forty-five (45) days of the execution of the ELOC Purchase Agreement, and to file one or more additional registration statements if necessary. The Registration Statement is being filed in order to satisfy our obligations under the ELOC Purchase Agreement and the Registration Rights Agreement related to registering for resale the ELOC Shares and the Exercise Shares.

Termination of the ELOC Purchase Agreement

Unless earlier terminated as provided in the ELOC Purchase Agreement, the ELOC Purchase Agreement will terminate automatically on the earliest to occur of: (i) thirty six (36) months after the execution of the ELOC Purchase Agreement, (ii) the date on which the Selling Stockholder shall have purchased the maximum amount of ELOC Shares issuable under the ELOC Purchase Agreement, (iii) the effective date of any written notice of termination delivered pursuant to the terms of the ELOC Purchase Agreement or (iv) the Company is the subject of bankruptcy or insolvency proceedings.

Limitation on Equity Line of Credit and Variable Rate Transactions

Pursuant to the ELOC Purchase Agreement, during the period beginning on the date of the ELOC Purchase Agreement and continuing until the later of (i) 36 months from the date of the ELOC Purchase Agreement or (ii) the date that the ELOC Purchase Agreement is no longer in effect, the Company agreed not, without the prior written consent of the Selling Stockholder, to enter into any other equity line of credit agreement. Additionally, the Company agreed, during the period beginning on the date of the ELOC Purchase Agreement and continuing until the later of (i) 12 months from the date of the ELOC Purchase Agreement or (ii) the date that the ELOC Purchase Agreement is no longer in effect, without the prior written consent of the Selling Stockholder, not to (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock (a) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (b) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) issues securities at a future determined price (a “Variable Rate Transaction”), provided, however, that an equity line of credit or the Company’s existing “at-the-market” facility shall not be deemed to be a Variable Rate Transaction.

Dilutive Effect

All shares of Common Stock registered in this offering which have been or may be issued or sold by us to the Selling Stockholder under the ELOC Purchase Agreement are expected to be freely tradable. It is anticipated that the shares of Common Stock registered in this offering will be sold over a period starting on the date that the Registration Statement is declared effective. The sale by the Selling Stockholder of a significant amount of Common Stock registered in this offering could cause the market price of our Common Stock to decline and to be highly volatile. Sales of ELOC Shares to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the ELOC Shares.

The Selling Stockholder may resell all, some or none of the shares of Common Stock held by it at any time, or from time to time, in its discretion. Therefore, sales to the Selling Stockholder by us under the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of ELOC Shares to the Selling Stockholder, or if investors expect that we will do so, the actual sales of ELOC Shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell securities in the future at a time and at a price that we might otherwise wish to effect such sales.

However, we have the right to control the timing and amount of any sales to the Selling Stockholder and we are not obligated to submit any Put Notices under the ELOC Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from the sale of all ELOC Shares that could be issued to the Selling Stockholder under the ELOC Purchase Agreement at varying purchase prices (excluding the Exercise Shares), without giving effect to the Beneficial Ownership Limitation. The presentation of this information is for illustrative purposes only. The Beneficial Ownership Limitation may not be increased above 4.99% of our then outstanding Common Stock. Furthermore, as noted above, we are not obligated to submit any Put Notices under the ELOC Purchase Agreement.

Assumed Average Purchase Price Per Share(1)		Number of Shares of Common Stock to be Issued if Full Purchase, Without Giving Effect to the Beneficial Ownership Limitation(2)	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Selling Stockholder, Without Giving Effect to the Beneficial Ownership Limitation	Proceeds from the Sale of Common Stock to the Selling Stockholder Under the ELOC Purchase Agreement
$1.25		40,000,000	95.18%	$50,000,000
$1.50		33,333,334	94.27%	$50,000,000
$1.89	(3)	26,455,027	92.88%	$50,000,000
$2.00		25,000,000	92.50%	$50,000,000
$2.25		22,222,223	91.64%	$50,000,000

(1)	For the avoidance of any doubt, this price reflects the purchase price after calculation in accordance with the terms of the ELOC Purchase Agreement.

(2)	Represents the number of ELOC Shares that could potentially be issued to the Selling Stockholder during the Commitment Period if we were to receive the full $50,000,000 available under the ELOC Purchase Agreement at the applicable assumed purchase price, in each case rounded up and without giving effect to the Beneficial Ownership Limitation or the number of shares registered for resale under this registration statement. This registration statement registers 27,950,000 ELOC Shares and 50,000 Exercise Shares. Accordingly, we would be required to file one or more additional registration statements covering the resale of additional ELOC Shares, and such registration statement or statements would need to be declared effective by the SEC, before we could sell ELOC Shares in excess of the number registered hereby. Excludes the Exercise Shares.

(3)	The assumed offering price, which is the closing price of our common stock on July 15, 2026. The actual purchase price under the equity line of credit will be determined pursuant to the pricing formula in the agreement, which provides for a purchase price equal to the lesser of (i) 94% of the average of the three lowest traded prices of our common stock during the five trading days immediately preceding a put notice and (ii) 94% of the lowest traded price during the applicable valuation period. Accordingly, the actual purchase price will be at a discount to market prices, and the resulting dilution to investors may be greater than that presented in the table above.

The ELOC Shares, ELOC Warrant and the Exercise Shares were, and will be, offered and sold to the Selling Stockholder in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The foregoing summary of the ELOC Purchase Agreement is qualified in its entirety by reference to the full text of the ELOC Purchase Agreement, which is incorporated by reference as an exhibit to the Registration Statement.

PLAN OF DISTRIBUTION

The Selling Stockholder, including its donees, pledgees, transferees or other successors-in-interest selling shares or interests in shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock registered under the Registration Statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the shares, unless it is contractually bound not to use such methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The Selling Stockholder is, and any broker-dealer or agent that is involved in selling the shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock registered under the Registration Statement.

We are required to pay certain fees and expenses incurred by us incident to the registration of these shares of Common Stock. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have also agreed to keep this prospectus effective until all of the shares of Common Stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of Common Stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Compliance with the Exchange Act, including Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Healthcare Triangle, Inc. as of and for the year ended December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of SRCO Professional Corporation, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Healthcare Triangle, Inc. as of and for the year ended December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the reports of M&K CPAS PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Teyame 360, S.L., as of and for the year ended December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPSN & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Datono Mediacion, S.L., as of and for the year ended December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPSN & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.healthcaretriangle.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 15, 2026 and Form 10-K/A for the year ended December 31, 2025, filed with the SEC on April 16, 2026;

●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026 filed with the SEC on May 14, 2026;

●

our Current Reports on Form 8-K, filed with the SEC on January 28, 2026, February 6, 2026, February 13, 2026, February 27, 2026, March 11, 2026 , April 7, 2026, April 10, 2026, June 15, 2026, and June 26, 2026;

●	our Schedules 14A, filed with the SEC on January 20, 2026 and June 26, 2026; and

●

the description of our common stock contained in the Registration Statement on Form 8A12B (File No. 001-40903) relating thereto, filed on October 12, 2021, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Healthcare Triangle, Inc.

Attn: Investor Relations

7901 Stoneridge Drive, Suite 210

Pleasanton, CA 94588

(925) 270-4812

The information contained on our website is not a part of this prospectus.

HEALTHCARE TRIANGLE, INC.

28,000,000 Shares of Common Stock

PROSPECTUS

The date of this prospectus is July 15, 2026.